Exhibit 5.2

Our Ref: AJ.444270 Your Ref:

11 September 2023

lntelligent Bio Solutions lnc.	Lawyers
Level 35, Tower One	Adelaide . Brisbane
100 Barangaroo Avenue	Melbourne . Perth . Sydney
SYDNEY NSW 2000
ABN 42 843 327 183

Level 23
Governor Macquarie Tower
1 Farrer Place
Sydney NSW 2000
Australia

t +61 2 9253 9999
f +61 8 9932 7313
www.piperalderman.com.au

Partner:

Alan Jessup
t +61 2 9253 9911
ajessup@piperalderman.com.au

The Company

Prospectus Opinion Letter

We refer to our previous correspondence.

1.	Background

We act as the Australian legal adviser to lntelligent Bio Solutions lnc., a Delaware corporation (“Company”).

We have provided legal advice to the Company with respect to the impact of Australian law on the offer and sale of securities by the Company made pursuant to a prospectus (“Prospectus”) comprising an offering of up to 2,185,792 Class A Units of Intelligent Bio Solutions, Inc., a Delaware corporation (the “Class A Units”) and/or 2,185,792 Class B Units of the Company (the “Class B Units”); with each Class A Unit consisting of one share of the Company’s common stock, par value $0.01 per share (“Common Stock”), and one warrant to purchase one share of the Common Stock, which will be immediately exercisable upon issuance and will expire on the five-year anniversary of the original issuance date (“Series E Warrants”); and each Class B Unit consisting of one share of the Company’s Series E Convertible Preferred Stock, which will be convertible into one share of common stock (the “Series E Convertible Preferred Stock”), and one Series E Warrant.

We are instructed that the Company proposes to issue securities to existing stockholders of the Company who are sophisticated investors within the meaning of section 708(8) of the Australian Corporations Act 2001. We are also instructed that it is not proposed to issue a prospectus in Australia pursuant to Part 6D.2 of the Australian Corporations Act 2001.

We have been asked to provide an opinion letter on whether the offering of Class A Units and/or Class B Units to existing stockholders of the Company who are sophisticated investors within the meaning of section 708(8) of the Australian Corporations Act 2001 is permitted under Australian law.

2.	Executive Summary

The Company may issue the Class A Units and/or Class B Units without the need to hold an AFSL to existing stockholders of the Company who are sophisticated investors within the meaning of section 708(8) of the Australian Corporations Act 2001 without disclosure being required pursuant to a prospectus lodged with ASIC under Part 6D.2 of the Corporations Act.

To: lntelligent Bio Solutions lnc.
Date: 11 September 2023
Our Ref: AJ.444270
Page: 2

3.	Benefit

Permission is given to include this opinion letter with the Form S-1 Registration Statement under the Securities Act of 1933. Consent is given to the naming of our firm in the “Legal Matters” section of the Registration Statement.

Otherwise this letter is given for the benefit of the Company and may not, be relied on by another person or used for any other purpose and may not be circulated, quoted or filed with any government agency, or otherwise referred to without our express written permission, except where required by law.

4.	Definitions

In this letter unless expressly stated otherwise:

AFSL means an Australian financial services licence within the meaning of s 761A of the Corporations Act.

ASIC means Australian Securities and Investments Commission.

Corporations Act means the Corporations Act 2001 (Cth).

Relevant Courts means courts in the Relevant Jurisdictions.

Relevant Jurisdictions means each of the States and Territories of Australia and the federal laws of the Commonwealth of Australia.

Relevant Law means the law applicable in the Relevant Jurisdictions.

5.	Relevant Jurisdictions and limitations to letter

This letter relates only to the laws of the Relevant Jurisdictions in force at the date of this letter.

We give no opinion or confirmation:

5.1	as to the laws of any jurisdiction other than the Relevant Jurisdictions,

5.2	as to factual matters,

5.3	on any document or agreement or on the rights and obligations of the Company under such documents or agreements,

5.4	on taxation, GST or stamp duty, or

5.5	on withholding tax or taxes collected by withholding.

This confirmation is strictly limited to the matters stated in it and does not apply by implication to other matters.

This confirmation is to be construed in accordance with, and our liability under it will be determined under, the laws of New South Wales, Australia.

To: lntelligent Bio Solutions lnc.
Date: 11 September 2023
Our Ref: AJ.444270
Page: 3

6.	Detailed Legal Opinion

A company which carried on a financial services business in Australia cannot do so without holding an AFSL unless a relevant exception applies.1 Generally an issuing of securities by a company would be a dealing in a financial product 2 which would then constitute the provision of a financial service.3 If done in the form of a business it would then require the company to hold an AFSL or to fall within an exception from the requirement to hold an AFSL.4

However a company which issues securities in itself is not taken to be dealing in a financial product (known as the self dealing exception) subject to the following proviso. The proviso is that the company does not carry on a business of investment in securities, interests in land or other investments and in the course of carrying on that business, invests funds subscribed, whether directly or indirectly, after an offer or invitation to the public (within the meaning of section 82 of the Corporations Act) made on terms that the funds subscribed would be invested.5

We are instructed that the Company isa medical technology company focused on developing and delivering non-invasive, rapid and pain free innovative testing and screening solutions and therefore is not excluded from the benefit of the self dealing exception by the above proviso.

Therefore the issue by the Company of the Class A Units and/or Class B Units (and the shares of Common Stock included in the Class A Units and/or the shares of Series E Convertible Preferred Stock included in the Class B Units and the share of Common Stock issued upon the conversion of the Series E Convertible Preferred Stock and the exercise of the Series E Warrants) will not constitute a dealing in a financial product which would cause it then to be providing a financial service.

We are also instructed that the Company will not be providing a recommendation or a statement of opinion, or a report of either of those things, to anyone in Australia that:

(a)	is intended to influence a person or persons in making a decision in relation to the Class A Units and/or B Class Units, or an interest in the Class A Units and/or Class B Units; or

1 Corporations Act 2001, s 911A(1).

2 Corporations Act 2001, s 766C(1).

3 Corporations Act 2001, s 766A(1)(a).

4 n 1.

5 Corporations Act 2001, s 766C(4) and (5).

To: lntelligent Bio Solutions lnc.
Date: 11 September 2023
Our Ref: AJ.444270
Page: 4

(b)	could reasonably be regarded as being intended to have such an influence.[6]

Therefore the Company is not providing a financial service that comprises providing financial product advice7 which would then require an AFSL if it was being provided in the form of a business.8

However even if the Company did do any of those things there is an exception for product issuers if the advice relates to the issue of the financial product issued by that issuer (which is the case here) if it is not personal advice and the recipient is notified that the issuer is not licensed to provide that advice (there are some additional requirements is the client is a retail client which is not the case here)9.

Therefore the issue by the Company of the Class A Units and/or Class B Units (and the shares of Common Stock included in the Class A Units and/or the shares of Series E Convertible Preferred Stock included in the Class B Units, and the shares of Common Stock issued upon the conversion of the Series E Convertible Preferred Stock and the exercise of the Series E Warrants) to any Australian investor does not require the Company to hold an AFSL.

This is not the end of the matter. If a company offers securities for issue then the offer needs disclosure under Part 6D.2 of the Corporations Act (which requires a prospectus or other type of disclosure document to be lodged with ASIC) unless section 708 or 708AA of the Corporations Act says otherwise.10 Section 708 of the Corporations Act and in particular subsection (8) provides an exception relevant to the facts in this case.

Section 708(8) of the Corporations Act provides that the issue of securities in a company does not need disclosure to investors under Chapter 6D.2 (which requires a prospectus or other type of disclosure document to be lodged with ASIC) if:

(a)	the minimum amount payable for the securities on acceptance of the offer by the person to whom the offer is made is at least $500,000; or

(b)	the amount payable for the securities on acceptance by the person to whom the offer is made and the amounts previously paid by the person for the body’s securities of the same class that are held by the person add up to at least $500,000; or

(c)	it appears from a certificate given by a qualified accountant no more than 6 months before the offer is made that the person to whom the offer is made (however the regulations extend this period to 2 years11):

(1)	has net assets of at least the amount specified in regulations made for the purposes of this subparagraph (which is an amount of $2.5million); or

(2)	has a gross income for each of the last 2 financial years of at least the amount specified in regulations made for the purposes of this subparagraph a year (which is an amount of $250,000 for each of those financial years); or

6 Corporations Act 2001, s 766B(1).

7 Corporations Act 2001, s 766A(1)(a).

8 n 1.

9 Corporations Regulations 2001, reg 7.1.33H.

10 Corporations Act, 2001, s 706.

11 Corporations Regulations 2001, reg 6D.5.02.

To: lntelligent Bio Solutions lnc.
Date: 11 September 2023
Our Ref: AJ.444270
Page: 5

(d)	the offer is made to a company or trust controlled by a person who meets the requirements of subparagraph (c)(1) or (2).

It should be noted that the Company does not have to go behind the certificate provided by the qualified accountant. The certificate is sufficient.

We are instructed that the Company will only issue securities to those persons who satisfy one of these requirements to qualify as a sophisticated investor.

Therefore the Company may issue the Class A Units and/or Class B Units (and the shares of Common Stock included in the Class A Units and/or the shares of Series E Convertible Preferred Stock included in the Class B Units, and the shares of Common Stock issued upon the conversion of the Series E Convertible Preferred Stock and the exercise of the Series E Warrants) to be offered in the USA pursuant to the preliminary prospectus to Australian investors who satisfy the above requirements to be a sophisticated investor without any disclosure being required pursuant to a prospectus or other disclosure document lodged with ASIC under Chapter 5D.2 of the Corporations Act.

7.	Conclusion

The Company may issue the Class A Units and/or Class B Units (and the shares of Common Stock included in the Class A Units and/or the shares of Series E Convertible Preferred Stock included in the Class B Units, and the shares of Common Stock issued upon the conversion of the Series E Convertible Preferred Stock and the exercise of the Series E Warrants) without the need to hold an AFSL to existing stockholders of the Company who are sophisticated investors within the meaning of section 708(8) of the Australian Corporations Act 2001 without disclosure being required pursuant to a prospectus lodged with ASIC under Part 6D.2 of the Corporations Act.

Yours faithfully

Piper Alderman

Per:

Alan Jessup

Partner